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                                                                   EXHIBIT 10.49


          Summary of Compensation Arrangements with Executive Officers

         The following summarizes the current compensation and benefits received by the Chief Executive Officer of PRG-Schultz International, Inc. ("the Company") and the Company's other four most highly compensated executive officers (the "Named Executive Officers"). Compensation paid or earned during fiscal 2004 will be described in the Company's 2005 Proxy Statement.

         The Named Executive Officers of the Company all have written Employment Agreements with the Company which are filed as exhibits to this Form 10-K. This summary includes only certain portions of the compensation provisions of the Employment Agreements, which set forth other important terms and conditions of the officers' employment arrangements including certain restrictive covenants and tax provisions. The Named Executive Officers are also party to the Company's standard form of Indemnification Agreement, a copy of which is filed as an exhibit to this 10-K.

         This summary is intended to be a summary of existing arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

         The 2005 annual base salaries for the Company's Named Executive Officers are as follows:




     John M. Cook, Chairman, President and Chief Executive Officer                      $600,000

     John M. Toma, Vice Chairman                                                        $465,000*

     James E. Moylan, Jr., Executive Vice President, Finance, Chief Financial
          Officer and Treasurer                                                         $375,000

     Richard J. Bacon, Executive Vice President, International Operations               $325,000

     James L. Benjamin, Executive Vice President, U.S. Operations                       $300,000**

     * Includes $400,000 in base salary plus $65,000 in direct payments in lieu of the $65,000 contribution the Company was previously obligated to make into Mr. Toma's deferred compensation account under Mr. Toma's Employment Agreement

     ** Reflects a salary increase effected by oral amendment to Mr. Benjamin's written Executive Agreement

Except as noted above, salary levels are set forth in the Employment Agreements of the respective Named Executive Officers, copies of which are filed as exhibits to this Form 10-K.

Annual Incentive Compensation

Management Incentive Plan.

         All of the Named Executive Officers are eligible to participate in the Company's Management Incentive Plan, which provides annual incentives for executive management by giving them an opportunity to earn bonuses based upon performance criteria selected by the Compensation Committee, which may include Company EBIT, Company revenues, Company operating income, and specific business performance objectives. The Compensation Committee reserves discretion to adjust bonuses upwards or downwards under the Management Incentive Plan, and may award discretionary bonuses outside of the Management Incentive Plan.

Executive Incentive Plan.

         The Compensation Committee may also establish bonus opportunities for Named Executive Officers through the Company's 2004 Executive Incentive Plan. The 2004 Executive Incentive Plan

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provides for the award of performance bonus opportunities based upon performance criteria selected annually by the Compensation Committee from certain criteria set forth in the plan, including (a) specified levels of quarterly and annual earnings per share of the Company, (b) specified levels of quarterly and annual revenues of the Company, (c) specified levels of quarterly and annual operating profit of the Company, (d) specified levels of quarterly and annual revenues generated from various industry segments, (e) specified levels of quarterly and annual revenues derived from specified territories or clients, (f) specified levels of quarterly and annual cash receipts derived from specified territories or clients, (g) specified levels of quarterly and annual gross profits derived from specified territories or clients, and (h) control of expenses in various functional areas. Bonuses paid under the Executive Incentive Plan are excluded from calculations of the $1 million maximum imposed on the amount of deductible compensation under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. A copy of the Executive Incentive Plan is filed as an exhibit with this Form 10-K.

2004 bonuses.

         The Named Executive officers received discretionary bonuses during the first quarter of 2005 with respect to 2004 as follows:



John M. Cook                                   $220,000

John M. Toma                                   $40,000

James E. Moylan, Jr.                           $60,000*

Richard J. Bacon                               $40,000

James L. Benjamin                              $40,000


*Reflects reimbursement of social club dues that occurred in the 4th quarter of 2004

2005 bonus program.

         The Named Executive Officers have all been granted an opportunity to earn bonuses based on Company performance during 2005, as described below. The bonus amount depends upon achievement of certain Performance Measures for each quarter and for the full year. However, bonuses are paid annually.

         The Compensation Committee determines Target Performance Measure levels for each period. Bonus amounts also vary according to whether certain Minimum and Maximum levels of the Performance Measure are attained. Minimum levels are 95% of Target, and Maximum levels are 110% of the Target.

         Mr. Cook's bonus is based upon Company EBIT (earnings before interest and taxes). Achievement of Target EBIT for any one of the five periods (each of the four quarters and the full year) would entitle him to 40% of his base salary with respect to each period in which the Target is achieved. Achievement of Minimum EBIT for any of the five periods would entitle him to 10% of his base salary with respect to each period in which the Minimum is achieved. Thus, if Minimum EBIT were achieved for all of the five periods, his bonus would equal 50% of his base salary, and if Target EBIT were achieved for all of the five periods, his bonus would equal 200% of his base salary. The award does not provide for any additional bonus pay if Target EBIT is exceeded. If EBIT falls between Minimum and Target EBIT, Mr. Cook's bonus will be prorated accordingly.

         Mr. Toma's bonus is based upon Company EBIT. Achievement of Target EBIT for any one of the five periods (each of the four quarters and the full year) would entitle him to 10% of his base salary with respect to each period in which the Target is achieved. Achievement of Minimum EBIT for any of the five periods would entitle him to 2.5% of his base salary with respect to each period in which the Minimum is achieved. Achievement of Maximum EBIT for any of the five periods would entitle him to 20% of his base salary with respect to each period in which the Maximum is achieved. Thus, if Minimum EBIT were achieved for all of the five periods, his bonus would equal 12.5% of his base salary, if Target EBIT were

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achieved for all of the five periods, his bonus would equal 50% of his base salary, and if Maximum EBIT were achieved for all of the five periods his bonus would equal 100% of his base salary. If EBIT falls between Minimum and Target EBIT, or between Target and Maximum EBIT, Mr. Toma's bonus will be prorated accordingly. Mr. Toma's base salary does not include the $65,000 in direct payments which he receives in lieu of the former deferred compensation contribution of the same amount.

         Mr. Moylan's bonus is based upon Company EBIT. Achievement of Target EBIT for any one of the five periods (each of the four quarters and the full year) would entitle him to 8% of his base salary with respect to each period in which the Target is achieved. Achievement of Minimum EBIT for any of the five periods would entitle him to 2% of his base salary with respect to each period in which the Minimum is achieved. Achievement of Maximum EBIT for any of the five periods would entitle him to 16% of his base salary with respect to each period in which the Maximum is achieved. Thus, if Minimum EBIT were achieved for all of the five periods, his bonus would equal 10% of his base salary, if Target EBIT were achieved for all of the five periods, his bonus would equal 40% of his base salary, and if Maximum EBIT were achieved for all of the five periods his bonus would equal 80% of his base salary. If EBIT falls between Minimum and Target EBIT, or between Target and Maximum EBIT, Mr. Moylan's bonus will be prorated accordingly.

         Mr. Bacon's bonus is based upon a Performance Measure which is weighted as follows: 35% Company EBIT, and 65% EBIT of his business unit. Mr. Bacon's business unit includes Meridian VAT and non-U.S. Accounts Payable. Achievement of Target Performance for any one of the five periods (each of the four quarters and the full year) would entitle him to 8% of his base salary with respect to each period in which the Target is achieved. Achievement of Minimum Performance for any of the five periods would entitle him to 2% of his base salary with respect to each period in which the Minimum is achieved. Achievement of Maximum Performance for any of the five periods would entitle him to 16% of his base salary with respect to each period in which the Maximum is achieved. Thus, if Minimum Performance were achieved for all of the five periods, his bonus would equal 10% of his base salary, if Target Performance were achieved for all of the five periods, his bonus would equal 40% of his base salary, and if Maximum Performance were achieved for all of the five periods his bonus would equal 80% of his base salary. If Performance falls between Minimum and Target, or between Target and Maximum, Mr. Bacon's bonus will be prorated accordingly.

         Mr. Benjamin's bonus is based upon a Performance Measure which is weighted as follows: 35% Company EBIT, and 65% EBIT of his business unit. Mr. Benjamin's business unit includes U.S. Accounts Payable only. Achievement of Target Performance for any one of the five periods (each of the four quarters and the full year) would entitle him to 8% of his base salary with respect to each period in which the Target is achieved. Achievement of Minimum Performance for any of the five periods would entitle him to 2% of his base salary with respect to each period in which the Minimum is achieved. Achievement of Maximum Performance for any of the five periods would entitle him to 16% of his base salary with respect to each period in which the Maximum is achieved. Thus, if Minimum Performance were achieved for all of the five periods, his bonus would equal 10% of his base salary, if Target Performance were achieved for all of the five periods, his bonus would equal 40% of his base salary, and if Maximum Performance were achieved for all of the five periods his bonus would equal 80% of his base salary. If Performance falls between Minimum and Target, or between Target and Maximum, Mr. Bacon's bonus will be prorated accordingly.

         Bonus amounts are based on year-to-date adjusted base salary earnings, except as noted above with respect to Mr. Toma. Bonuses will be paid anytime between 60 and 75 days after the end of the fiscal year 2005.

Transaction Success Fee

         In connection with the entry into the Change of Control and Restrictive Covenant Agreements, all of the Named Executive Officers except Mr. Cook received an opportunity to earn a Transaction Success Fee in the event that the Company experiences a Change of Control within a certain timeframe and subject to certain criteria specified in the agreements, copies of which are filed as exhibits to this Form 10-K.

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Termination Benefits

         All of the Named Executive Officers are entitled to certain termination benefits upon termination of employment with the Company under certain circumstances. The terms of their termination benefits are specified in their Employment Agreements, as amended by the Change of Control and Restrictive Covenant Agreements, copies of which are filed as exhibits to this Form 10-K.

Stock Options and Other Equity Awards

         The Named Executive Officers are eligible to receive options and restricted stock under the Company's stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant. All of the Named Executive Officers received grants of restricted stock in connection with their entry into the Change of Control and Restrictive Covenant Agreements, except Messrs. Cook and Moylan, and copies of those stock agreements are filed together with the Change of Control and Restrictive Covenant Agreements as exhibits to this Form 10-K. None of the Named Executive Officers hold any other restricted stock awards. The Company's incentive plans and standard forms of option agreements are filed as exhibits with this Form 10-K.

Automobile Allowance

         The Named Executive Officers receive annual automobile allowances in the amounts set forth below, as provided in their Employment Agreements, copies of which are filed as exhibits to this 10-K:


John M. Cook                                    $30,000

John M. Toma                                    $20,000

James E. Moylan, Jr.                            $20,000

Richard J. Bacon                                $15,000

James L. Benjamin                               $15,000



Airplane Usage and Travel Expenses

         Mr. Cook is entitled to use a privately charted airplane at Company expense in connection with certain charitable and educational activities. He is also entitled to reimbursement of all expenses incurred in connection with such activities.

Advisory Services

          The Company also reimburses Mr. Cook and Mr. Toma for certain fees incurred for specified financial advisory services.

Legal Fees

         During the negotiation of the change of control and restrictive covenant agreements implementing the Company's change of control compensation program, an independent law firm was retained to represent the employees who would be participating in the change of control program, including the Named Executive Officers. The Company paid all legal fees and costs incurred in connection with such representation.

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Dues

         The Company has from time to time agreed to reimburse certain of its executive officers for the payment of dues to specified social clubs. Under their Employment Agreements, the Company reimburses Messrs. Cook and Toma for the payment of dues in connection with the maintenance of certain social organization memberships.

Other Benefits

         The Named Executive Officers are also entitled to participate in the Company's regular employee benefit programs, including a 401(k) plan, Employee Stock Purchase Plan (other than Mr. Cook), group medical and dental coverage and other group benefit plans. Mr. Toma is also entitled to additional life insurance benefits, and Mr. Cook receives a supplemental long-term disability benefit.